EXHIBIT 1.6

Number: C0707841
CERTIFICATE
OF
CHANGE OF NAME
BUSINESS CORPORATIONS ACT
I Hereby Certify that MFC BANCORP LTD. changed its name to KHD HUMBOLDT WEDAG INTERNATIONAL LTD. on October 28, 2005 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On October 28, 2005

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada